SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report

April 10, 2002

Energen Corporation

(Exact name of registrant as specified in its charter)

Alabama

(State or other jurisdiction of incorporation)

1-7810	63-0757759
(Commission File No.)	(IRS Employer Identification No.)

605 Richard Arrington Jr. Boulevard North Birmingham, Alabama	35203
(Address of principal executive offices)	(Zip Code)

(205) 326-2700

(Registrant's telephone number including area code)

Item 2. Acquisition or Disposition of Assets

On April 8, 2002, Energen Resources Corporation, the oil and gas exploration and production subsidiary of Energen Corporation (Energen or the Company), completed its purchase of oil and gas properties located in the Permian Basin in west Texas from First Permian, L.L.C. (First Permian), for approximately $120 million cash and 3,043,479 shares of its common stock. The common stock was valued at $23.95 per share, the average stock price at the time Energen signed the related Purchase and Sale Agreement. The Company estimates the total acquisition will approximate $182 million; this reflects an effective date of January 1, 2002, with appropriate purchase price adjustments from that date forward until completion of the transaction resulting from interim cash flows and related tax items.

First Permian distributed the Energen common stock to its members, and Energen has agreed to file with the Securities and Exchange Commission a registration statement on Form S-3 relating to the resale of the Energen common stock by First Permian. Restrictions on transfers of the Energen common stock by First Permian members will apply as follows: members may transfer, in the aggregate, up to 25,000 shares on any trading day, and up to an additional 100,000 shares in block trades of at least 5,000 shares on any trading day, but in no event more than 1,000,000 shares in any calendar month.

Energen Resources acquired an estimated 43 million barrels of oil equivalent reserves. More than 95 percent of the acquisition reserves are oil, and approximately 60 percent are proved developed producing, with the remainder representing behind-pipe and proved undeveloped reserves as well as a small percentage of probable and possible reserves. With the addition of planned development expenditures of approximately $100 million, the all-in reserve cost of this acquisition approximates $6.55 per barrel of oil equivalent, or $1.09 per thousand cubic feet equivalent.

The Company used a portion of its existing short-term credit facilities to acquire the foregoing properties and expects to refinance a portion of this acquisition through future issuances of long-term debt.

Item 7. Financial Statements and Exhibits

(c) Exhibits

10 - Agreement of Sale and Purchase Between First Permian, L.L.C. As Seller and Energen Resources Corporation As Buyer Dated March 7, 2002

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGEN CORPORATION
April 10, 2002	By Grace B. Carr
Grace B. Carr
Vice President and Controller of Energen